Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sientra, Inc.:

We consent to the use of our report dated March 13, 2018, with respect to the consolidated balance sheets of Sientra, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2017, the related notes and financial statement schedule (collectively the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 13, 2018, contains an explanatory paragraph that states that the Company’s recurring losses from operations, insufficient cash flows generated from operations, potential violations of financial covenants and need to obtain additional capital raise substantial doubt about the entity’s ability to continue as a going concern.

/s/ KPMG LLP

Los Angeles, California

May 3, 2018